Exhibit 4.29

Supplemental Agreement

Party A: Kaiyuan Cloud (Shenzhen) Technology Co., LTD

Address: 1001-3-E3, Building 414, Bagua Industrial Zone, Bagua Fourth Road, Hualin Community, Yuanling Street, Futian District, Shenzhen

Party B: Shanghai Xiao-i Robot Technology Company Limited

Address: 7, No.398, Lane 1555, Jinshajiang West Road, Jiading District, Shanghai

In view of the AI Cloud Platform Service Contract (hereinafter referred to as the “Original Contract”) signed on June 27,2022, both parties hereby enter into the following supplementary agreement on an equal and voluntary basis on the modification of the original contract service fee and the appendix to the original contract, for both parties to abide by:

1.	Party A and Party B agree to use clause 1 of Article 6 of the original Contract ” During the service period of artificial intelligence core products and super automation cloud platform, Monthly service fee is RMB 5, 200,000 yuan, The total amount of RMB 6, 240, 0000, For details, please refer to Appendix I “AI Cloud Platform Service Contract Service Quotation Table”, changed to ” During the period of ai core products and super automation cloud platform service, Monthly service fee is RMB 4, 000, 000. The total amount is RMB 4, 800, 0000. For specific details, please refer to Annex I “AI Cloud Platform Service Contract Quotation Table”.

2.	Both parties agree to change the contents contained in Appendix 1 of AI Cloud Platform Service Contract Service Quotation Table of the original Contract to the contents contained in Appendix 1 of AI Cloud Platform Service Contract Service Quotation Table of this Agreement.

3.	This Agreement is an important part of the original contract and has the same legal effect as the original agreement. Any discrepancy between this Agreement and the original agreement shall prevail; and any provisions herein shall be subject to the original contract.

4.	This Agreement shall come into force upon being sealed by both parties and shall not have effect on the part of the original contract performed before it takes effect.

5.	This Agreement is made in duplicate, with each party holding one copy and each copy having the same legal effect.

(No text available below)

Party A:	Party B:
Seal:	Seal:
Date: July 6, 2023	Date: July 12, 2023

Attachment 1

AI cloud platform service contract quotation table